Exhibit 99.1

Semtech Announces Second Quarter of Fiscal Year 2011 Results

  Record Revenue, Gross Margin, Operating Profit and Earnings Per Share
  11% Sequential Increase in Net Revenue
  360 Basis Point Sequential Increase in Gross Profit Margin
  82% Sequential Increase in Diluted Earnings Per Share

CAMARILLO, Calif.--(BUSINESS WIRE)--August 25, 2010--Semtech Corp. (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, reported un-audited financial results for its second quarter of fiscal year 2011 that ended August 1, 2010.

Net revenue for the second quarter of fiscal year 2011 was $113.2 million, up 70.7% percent from the second quarter of fiscal year 2010 and up 11.1% percent from the first quarter of fiscal year 2011.

Net income for the second quarter of fiscal year 2011, computed in accordance with U.S. generally accepted accounting principles (GAAP), was $19.7 million or 31 cents per diluted share. GAAP net income was $7.4 million or 12 cents per diluted share in the second quarter of fiscal year 2010 and $10.8 million or 17 cents per share in the first quarter of fiscal year 2011.

GAAP gross profit margin for the second quarter of fiscal year 2011 was 59.6 percent compared to 54.5 percent in the second quarter of fiscal year 2010 and 56.0 percent in the first quarter of fiscal year 2011.

To facilitate the complete understanding of comparable financial performance between periods, Semtech also presents performance results net of certain one-time items. Semtech’s non-GAAP results exclude the following items:

  Stock-based compensation expense
  Expenses related to class action litigation and ongoing stock option related matters, net of insurance recoveries
  Fair value inventory adjustments made as part of the purchase price allocation for the acquisition of Sierra Monolithics, Inc.
  Amortization of acquired intangibles
  Certain restructuring expenses

Excluding the items listed above, non-GAAP net income for the second quarter of fiscal year 2011 was $26.7 million or 42 cents per diluted share. Non-GAAP net income was $11.1 million or 18 cents per diluted share in the second quarter of fiscal year 2010 and was $22.0 million or 35 cents per diluted share in the first quarter of fiscal year 2011.

Non-GAAP gross profit margin for the second quarter of fiscal year 2011 was 60.1 percent. Non-GAAP gross profit margin for the second quarter of fiscal year 2010 was 55.0 percent and 58.8 percent in the first quarter of fiscal year 2011.

Semtech had $193.2 million of cash, cash equivalents and marketable securities as of August 1, 2010, up from $170.8 million at the end of the first quarter of fiscal year 2011.

Mohan Maheswaran, Semtech’s President and Chief Executive Officer, commented, “The strength we saw in the first quarter of fiscal year 2011 continued into the second quarter, driven by robust demand in our communications, consumer and industrial end markets. In addition, new products continued to gain traction, validating our strategic focus on the key trends that we believe will drive growth for years to come: demand for increased bandwidth, energy efficiency and miniaturization of electronics.”

The results announced today are preliminary, as they are subject to customary quarterly review procedures by the Company’s independent registered public accounting firm. As such, these results are subject to revision until the Company will have filed its quarterly report on Form 10-Q for the second quarter of fiscal year 2011.

Third Quarter of Fiscal Year 2011 Outlook

  Net sales are expected to increase approximately 6 percent to 10 percent sequentially
  GAAP gross profit margin is expected to remain flat
  GAAP SG&A expense is expected to be in the range of $26.1 million to $26.6 million
  GAAP R&D expense is expected to be in the range of $17.6 million to $18.6 million
  Stock-based compensation expense, which is included in the preceding estimates, is expected to be approximately $7.0 million, categorized as follows: $0.3 million cost of sales, $5.1 million SG&A, and $1.6 million R&D.
  Legal expense related to stock option matters, which is included in the preceding SG&A expense estimate, is expected to be approximately $1.0 million
  Amortization of acquired intangible assets is expected to be approximately $2.4 million
  GAAP tax rate is expected to be approximately 19%
  GAAP earnings are expected to be in the range of 33 to 35 cents per diluted share
  Non-GAAP earnings are expected to be in the range of 45 to 47 cents per diluted share
  Capital expenditures are expected to be approximately $9.0 million

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements prepared in accordance with GAAP, this release includes a non-GAAP presentation of gross profit, net income and earnings per diluted share. To provide additional insight into the Company's Q3 outlook, this release includes a presentation of forward-looking non-GAAP earnings per diluted share. All of these non-GAAP measures exclude stock-based compensation, amortization of acquired intangible assets, and other items detailed above. These non-GAAP measures are provided to enhance the user's overall understanding of the Company's comparable financial performance between periods. In addition, the Company's management generally excludes such items in managing and evaluating the performance of the business. A further discussion of these non-GAAP financial measures can be found above. Reconciliations of GAAP results for the second quarter of fiscal years 2011 and 2010 and the first quarter of fiscal year 2011, as well as a reconciliation of forward-looking earnings per diluted share for the third quarter of fiscal year 2011, appear with the financial statements later in this release. These additional financial measures should not be considered substitutes for any measures derived in accordance with GAAP and may be inconsistent with similar measures presented by other companies.

Forward-Looking and Cautionary Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. These forward-looking statements are identified by the use of such terms and phrases as “intends,” “goal,” “estimate, “expect,” “project,” “plans,” “anticipates,” “should,” “will,” “designed to,” “believe,” and other similar expressions which generally identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Important factors that could cause actual results to differ materially include, but are not limited to: the continuation and/or pace of key trends considered to be main contributors to Company growth, such as demand for increased network and backbone bandwidth, demand for increasing energy efficiency in the Company’s products or end use applications of the products, demand for increasing miniaturization of electronic components; shifts in focus among target customers, and other comparable changes in projected or anticipated markets; adequate supply of our products from our third-party manufacturer; benefits derived from recent acquisitions; the depth, extent and duration of current and potential national and world wide economic uncertainty, including such uncertainty associated with and arising predominantly from European markets, at both a macro level, and as it impacts the Company’s products, industry, and market sectors; the Company’s ability to forecast and achieve anticipated revenues and earnings estimates in light of continuing economic uncertainty; the Company’s ability to manage expenses to keep same in line with anticipated amounts; the amount of legal expenses connected with the current defense of class action litigation relating to prior stock option award practices, as such expenses may be impacted by the nature and timing of procedural or other developments in the course of the litigation; and the amount and timing of expenditures for capital equipment deemed necessary or advisable by the Company. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010, in the Company’s other filings with the SEC, and in material incorporated therein by reference. In light of the significant uncertainties inherent in the forward-looking information included herein, any such forward-looking information should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. Investors are cautioned not to place undue reliance on any forward-looking information contained herein. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

Semtech and the Semtech logo are marks of Semtech Corporation.

SEMTECH CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Table in thousands - except per share amount)

	Three Months Ended			Six Months Ended
	Aug 1,	May 2,	July 26,	Aug 1,	July 26,
	2010	2010	2009	2010	2009
	Q2 2011	Q1 2011	Q2 2010	Q2 2011	Q2 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$113,227	$101,880	$66,317	$215,107	$126,394
Cost of sales	45,795	44,833	30,165	90,628	57,510
Gross profit	67,432	57,047	36,152	124,479	68,884
Operating costs and expenses:
Selling, general and administrative	24,915	26,351	16,741	51,266	34,196
Product development and engineering	17,404	15,303	10,591	32,707	20,675
Amortization of acquired intangible assets	2,405	2,405	302	4,810	605
Total operating costs and expenses	44,724	44,059	27,634	88,783	55,476
Operating income	22,708	12,988	8,518	35,696	13,408
Interest and other income, net	308	197	282	505	1,572
Income before taxes	23,016	13,185	8,800	36,201	14,980
Provision for taxes	3,354	2,383	1,380	5,737	2,616
Net income	$19,662	$10,802	$7,420	$30,464	$12,364

Earnings per share:
Basic	$0.32	$0.18	$0.12	$0.49	$0.20
Diluted	$0.31	$0.17	$0.12	$0.48	$0.20

Weighted average number of shares:
Basic	61,933	61,420	60,493	61,679	60,429
Diluted	63,552	63,181	61,044	63,264	60,885

SEMTECH CORPORATION
CONSOLIDATED BALANCE SHEETS
(Table in thousands)

	Aug 1,	Jan 31,
	2010	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$105,918	$80,598
Temporary investments	56,625	55,462
Receivables, less allowances	49,009	31,163
Inventories	36,809	33,819
Deferred income taxes	11,808	11,808
Other current assets	7,412	6,616
Total current assets	267,581	219,466

Property, plant and equipment, net	45,860	38,063
Long-term investments	30,654	26,163
Deferred income taxes	5,462	7,153
Goodwill	129,651	129,651
Other intangible assets, net	79,532	84,343
Other assets	16,807	9,455
Total assets	$575,547	$514,294

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,946	$23,643
Accrued liabilities	33,725	34,008
Income taxes payable	7,668	8,512
Deferred revenue	3,936	3,276
Accrued taxes	-	2,609
Deferred income taxes	3,941	1,332
Total current liabilities	82,216	73,380

Deferred income taxes - non current	16,505	16,505
Accrued taxes	9,497	9,497
Other long-term liabilities	11,445	9,171

Shareholders’ equity	455,884	405,741
Total liabilities & shareholders' equity	$575,547	$514,294

SEMTECH CORPORATION
SUPPLEMENTAL INFORMATION - NOTES TO CONSOLIDATED GAAP STATEMENTS OF INCOME
(Tables in thousands - except per share amounts)

	Three Months Ended			Six Months Ended
	Aug 1,	May 2,	July 26,	Aug 1,	July 26,
	2010	2010	2009	2010	2009
Stock-based Compensation Expense	Q2 2011	Q1 2011	Q2 2010	Q2 2011	Q2 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cost of sales	$646	$526	$344	$1,172	$658
Selling, general and administrative	4,702	5,604	3,354	10,306	6,944
Product development and engineering	1,858	2,170	1,254	4,028	2,116
Total stock-based compensation	$7,206	$8,300	$4,952	$15,506	$9,718

	Three Months Ended			Six Months Ended
	Aug 1,	May 2,	July 26,	Aug 1,	July 26,
	2010	2010	2009	2010	2009
Gross Profit - Reconciliation GAAP to Non-GAAP	Q2 2011	Q1 2011	Q2 2010	Q2 2011	Q2 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

GAAP gross profit	$67,432	$57,047	$36,152	$124,479	$68,884
Adjustments to GAAP gross profit:
Stock-based compensation expense	646	526	344	1,172	658
Fair value adjustment related to acquired inventory	-	2,311	-	2,311	-
Non-GAAP gross profit	$68,078	$59,884	$36,496	$127,962	$69,542

	Three Months Ended			Six Months Ended
	Aug 1,	May 2,	July 26,	Aug 1,	July 26,
	2010	2010	2009	2010	2009
Net Income - Reconciliation GAAP to Non-GAAP	Q2 2011	Q1 2011	Q2 2010	Q2 2011	Q2 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

GAAP net income	$19,662	$10,802	$7,420	$30,464	$12,364

Adjustments to GAAP net income:
Stock-based compensation expense	7,206	8,300	4,952	15,506	9,718
Legal expenses related to stock option matters	1,065	1,623	(340)	2,688	69
Fair value adjustment related to acquired inventory	-	2,311	-	2,311	-
Amortization of acquired intangible assets	2,405	2,405	302	4,810	605
Restructuring cost	-	-	160	-	348
Total before taxes	10,676	14,639	5,074	25,315	10,740
Associated tax effect	(3,613)	(3,394)	(1,399)	(7,007)	(2,840)
Total of supplemental information net of taxes	7,063	11,245	3,675	18,308	7,900
Non-GAAP net income	$26,725	$22,047	$11,095	$48,772	$20,264

Diluted GAAP earnings per share	$0.31	$0.17	$0.12	$0.48	$0.20
Adjustments per above	0.11	0.18	0.06	0.29	0.13
Diluted non-GAAP earnings per share	$0.42	$0.35	$0.18	$0.77	$0.33

	Three Months Ended			Six Months Ended
	Aug 1,	May 2,	July 26,	Aug 1,	July 26,
	2010	2010	2009	2010	2009
Tax Impact Associated With Supplemental Information	Q2 2011	Q1 2011	Q2 2010	Q2 2011	Q2 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjustments to GAAP net income:
Stock-based compensation expense	$2,703	$1,035	$1,412	$3,738	$2,582
Legal expenses related to stock option matters	263	617	(124)	880	31
Fair value adjustment related to acquired inventory	-	878	-	878	-
Amortization of acquired intangible assets	647	864	84	1,511	169
Restructuring cost	-	-	27	-	58
Total of associated tax effect	$3,613	$3,394	$1,399	$7,007	$2,840

Q3 FY11 Earnings Per Share Guidance
GAAP to Non-GAAP Reconciliation (net of tax)
	Low	High
GAAP earnings per share	$0.33	$0.35

Stock-based compensation expense	0.08	0.08
Legal expenses related to stock option matters	0.01	0.01
Amortization of acquired intangible assets	0.03	0.03

Non-GAAP earnings per share	$0.45	$0.47

CONTACT:
Semtech Corporation
Linda Brewton, 805-480-2004
webir@semtech.com